UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       January 11, 2011

Citigroup Inc.

 (Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10043

(Address of principal executive offices) (Zip Code)

(212) 559-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc.
 Current Report on Form 8-K

Item 3.03.  Material Modification to Rights of Security Holders.

On January 11, 2011, Citigroup Inc., its wholly owned subsidiary CitiFinancial Credit Company, and The Bank of New York Mellon, as trustee, entered into a Fifth Supplemental Indenture (the "Fifth Supplemental Indenture") to the Indenture, dated as of December 1, 1986, among CitiFinancial Credit Company (formerly Commercial Credit Company), Citigroup, as guarantor, and The Bank of New York Mellon, as trustee (as amended and supplemented, the "Indenture").  As previously announced, Citigroup solicited consents to amend the Indenture and, as of January 7, 2011, had received consents from holders of $173,260,000 in aggregate principal amount of CitiFinancial Credit Company's 6.625% Notes due 2015 issued under the Indenture (the "6.625% Notes"), which represents approximately 90% of the aggregate principal amount of the outstanding 6.625% Notes.

The Fifth Supplemental Indenture eliminates Section 801 of the Indenture solely with respect to the 6.625% Notes.  Section 801 of the Indenture requires that any successor to CitiFinancial Credit Company by merger, consolidation or disposition of all or substantially all of CitiFinancial Credit Company's assets (1) be a United States person and assume all of the obligations of CitiFinancial Credit Company under the Indenture and (2) upon succession not be in default of any terms of the Indenture.  As such, the obligations of CitiFinancial vis-à-vis the holders of the 6.625% Notes would be unaffected by any such transaction.  The amendments contained in the Fifth Supplemental Indenture become operative upon payment of the consent payment to the holders of the 6.625% Notes that have delivered their consents, which is expected to occur on or about January 27, 2011.  The Fifth Supplemental Indenture is binding on all holders of the 6.625% Notes.

The foregoing description of the Fifth Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Supplemental Indenture, a copy of which is attached hereto as Exhibit 99.1 and the terms of which are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number
99.1	Fifth Supplemental Indenture, dated January 11, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2011	CITIGROUP INC.

	By:	/s/ Michael J. Tarpley
Name: Michael J. Tarpley
Title: Assistant Secretary